                                   EXHIBIT 10.3

            DATED 1 OCTOBER 1996

             UK STOCK PURCHASE
                 AGREEMENT
relating to the issued share capital of Precis
               (935) Limited

THE INTERLAKE COMPANIES INC AS SELLER       (1)

SAMUEL STRAPPING SYSTEMS (U.K.) LIMITED,    (2)
AS PURCHASER

THE INTERLAKE CORPORATION                   (3)

SAMUEL MANU-TECH INC                        (4)

               Execution Text
      Ref: 342/S10078.1/CF:90776.9/jmr

                              STOCK PURCHASE AGREEMENT

          DATE

          1 October 1996

          PARTIES

          This STOCK PURCHASE AGREEMENT (as amended or modified from time to time in accordance with the terms hereof, this "Agreement) is by and between The Interlake Companies, Inc., a Delaware corporation (together with its successors and permitted assigns, "Interlake Companies" or "Seller"), Samuel Strapping Systems (U.K.) Limited, a company incorporated under the laws of England (together with its successors and permitted assigns, "Purchaser"), The Interlake Corporation, a Delaware corporation (together with its successors and permitted assigns, "Interlake Corporation") and Samuel Manu-Tech Inc., a corporation incorporated under the laws of the Province of Ontario (together with its successors and permitted assigns, "Samuel Manu-Tech").

          RECITALS

    A Seller owns all of the issued and outstanding shares of Precis (935) Limited, a company incorporated in England and Wales on 17 August 1989 under the Companies Act 1985 and registered under number 2414210 as a private company limited by shares (the "Company"). The Company has at the date of this agreement an authorised share capital of (Pounds)200 and $1,000 divided into 200 'B' ordinary shares of (Pounds)1 each and 1,000 'A' Ordinary Shares of $1 each all of which have been issued and are fully paid or credited as fully paid. Seller is legal and beneficial owner of all of the Purchased Shares.

    B The Company through its Subsidiaries is in the business of manufacturing and supplying steel and plastic strapping, and the machinery and tools to apply such strapping, primarily to the newspaper, lumber, metal, brick, textile, corrugated box, graphics, can, bottle and distribution industries (collectively, the "Business").

    C Interlake Packaging Corporation (together with its successors and permitted assigns, "Packaging") is a member of the same group of companies as the Seller and is in the businesses of (i) supplying plastic strapping, and the machinery and tools to apply such strapping, primarily to the newspaper, textile, corrugated box, graphics, can, bottle and distribution industries and (ii) manufacturing and distributing wire stitching equipment, primarily to the graphic arts, fruit and produce growing and corrugated box manufacturing industries (collectively, "Packaging's U.S. Businesses").

    D Interlake Companies and Packaging own all of the issued and outstanding capital stock of Acme Strapping Inc, a corporation incorporated under the federal laws of Canada ("Acme").

    E Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Purchased Shares on the terms and subject to the conditions hereinafter set forth.

    F Concurrently with Purchaser's purchase of all of the issued and outstanding capital stock of the Company hereunder, (i) Samuel Tennesse desires to acquire from Packaging, Packaging's U.S. Businesses and substantially all of the assets of Packaging's U.S. Businesses and (ii) Samuel Manu-Tech desires to acquire from Interlake Companies and Packaging all of the issued and outstanding capital stock of Acme, pursuant to and in accordance with the terms and conditions of the U.S. Asset

          Purchase Agreement (as hereinafter defined) and the Canadian Stock Purchase Agreement (as hereinafter defined), respectively.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

          DEFINITIONS

    1.1   Previously Defined Terms

          Each term defined in the introductory paragraph and Recitals of this Agreement shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

    1.2   Definitions

          In addition to the terms defined in the first paragraph and Recitals of this Agreement, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise.

          "Acquired Businesses"    means the Business, Packaging's U.S.
                                   Businesses and the businesses of Acme and its subsidiaries, collectively.

          "Affiliate"              means, with respect to any Person, a Person
                                   that, directly or indirectly is controlled by, controls, or is under common control with such Person. As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to, (i) the ownership of 50% or more of the voting securities or other voting interests of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Ancillary Agreements"   means the pre-signing Escrow Agreement and
                                   the post-signing Escrow Agreement.

          "Balance Sheet"          means the balance sheets of the Company and
                                   each of the Subsidiaries dated as of 30 June
                                   1996, which constitute a part of the
                                   Financial Statements.

          "Business"               has the meaning specified in the Recitals to
                                   this Agreement.

          "Business Day"           means any day of the year on which banks are
                                   not required or authorised to be closed in Chicago, Illinois.

          "Canadian Stock          means the Stock Purchase Agreement dated as
          Purchase Agreement"      of the date hereof by and among Samuel Manu-
                                   tech, Interlake Companies and Packaging, as amended or modified from time to time in accordance with the terms thereof.

          "Closing"                see Section 3.1.

          "Closing Date"           see Section 3.1.

          "Consequential Damages"  means any loss which is not the direct or proximate result of any events described in
                                   Section 12.1 or Section 12.3 of this
                                   Agreement.

          "Contingent Liabilities" means those obligations (except for fulfilment of post-closing obligations under the Contracts) and liabilities relating to the operation of the Business prior to the Effective Date and not set forth on the Final Closing Balance Sheet or under unfulfilled purchase orders or under a Plan including, without limitation, any such liability or obligation arising under any Environmental Law, severance arrangement or with respect to any Taxes of the Company or any of the Subsidiaries.

          "Contracts"              means all contracts, agreements, license
                                   agreements, purchase and sale orders, foreign exchange contracts, leases of machinery and equipment, and conditional sales contracts and title retention agreements relating to machinery and equipment, in each case, to which the Company or any of the Subsidiaries is a party and all other commitments and binding arrangements of the Company or any of the Subsidiaries, including, without limitation, the Contracts listed in Section
                                   7.11 of the Disclosure Letter.

          "Covenantors"            means together Seller and Interlake
                                   Corporation, or either of them as the context may require

          "Date of the Notice of   see Section 12.7.
          Claim"

          "Disclosure Letter"      means the letter dated as of the date of this
                                   Agreement and delivered by Seller to
                                   Purchaser pursuant to Section 6.1(b)
                                   simultaneously with the execution and
                                   delivery of this Agreement.

          "Effective Date"         means 29 September, 1996, at 11.59 pm (London
                                   time) or such other date and time agreed to in writing by Seller and Purchaser.

          "Environmental Laws"     means any applicable national, EU,
                                   international, foreign, federal or local law
                                   (whether founded in legislation of whatever nature or common law) including without limitation, regulatory codes of practice, guidance notes, circulars, directives, decisions, regulations, treaties and conventions relating to: (a) releases or threatened releases of Hazardous Substances;
                                   (b) the manufacture, handling, transport, use, treatment, accumulation, keeping, storage or disposal of Hazardous Substances or materials containing Hazardous Substances;
                                   or (c) the protection or endangerment of the environment or the protection or endangerment of human health or safety in force or enacted on the Closing Date.

          "Facilities"             means the facilities of the Company located
                                   on or forming a part of the real property described in Section 7.12 of the Disclosure
                                   Letter.

          "Final Closing Balance   has the meaning given to it in the US Asset
          Sheet"                   Purchase Agreement

          "Financial Statements"   means the audited balance sheet and income
                                   statement for the Company and each of the Subsidiaries at and for the year ended
                                   December 31, 1995, and the unaudited balance sheet and income statement for the Company and each of the Subsidiaries at and for the six months ended June 30, 1996 copies of each of which are set forth in Section 6.1(a) of the Disclosure Letter.

          "First Anniversary"      means the one-year anniversary of the
                                   Effective Date.

          "GAAP" means United States generally accepted accounting principles in effect at the relevant time.

          "Hazardous Substances"   means any waste, contaminant, pollutant,
                                   hazardous substance, toxic substance,
                                   hazardous waste, special waste, hazardous industrial substance or waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, to the extent regulated under defined by or in respect of which liability is ascribed by Environmental Law

          "Indemnitee"             see Section 12.4.

          "Indemnitor"             see Section 12.4.

          "Information"            see Section 13.1.

          "Interlake Companies"    has the meaning specified in the introductory
                                   paragraph of this Agreement.

          "Lien" means a mortgage, pledge, security interest, encumbrance, lien or other charge, claim, right or adverse interest of another Person.

          "Material Adverse        means, relating to any occurrence of
          Effect"                  whatever nature, any material adverse change
                                   in, or effect on:

                                   (a)   the Business or the present or
                                         projected business, revenues, financial
                                         condition, operations or prospects of
                                         the Acquired Businesses, each taken as
                                         a whole; or

                                   (b)   the ability of Seller to timely and
                                         fully perform any of their material
                                         obligations hereunder or under the U.S.
                                         Asset Purchase Agreement or the
                                         Canadian. Stock Purchase Agreement or
                                         any document to be delivered in
                                         connection herewith or therewith;

                                   provided however, that Material Adverse
                                   Effect shall not include (i) any industry-wide changes in the industries in which the Company and the Subsidiaries are operating,
                                   (ii) any changes in the general economic conditions in the United States, Canada or the United Kingdom, or (iii) any general changes in the securities market in the United States, Canada or the United Kingdom.

          "Multiemployer Plan"     see Section 7.16.

          "Notice of Claim"        see Section 12.4.

          "Packaging"              has the meaning specified in the introductory
                                   paragraph of this Agreement.

          "Packaging's U.S.        has the meaning specified in the Recitals to
          Businesses"              this Agreement.

          "Payables"               means all accounts payable, notes payable,
                                   contract payables and other payables which are obligations of the Company or any of the Subsidiaries.

          "Permitted Exceptions"   means, with respect to the real property
                                   described in Section 7.12 of the Disclosure
                                   Letter, any Liens or exceptions which, alone or in the aggregate, do not materially detract from, or materially interfere with, the ownership, occupancy or use of the properties subject thereto or affected thereby, or otherwise materially impair the operations conducted thereon or affect in any material respect the value of the properties subject thereto.

          "Person" means any natural person, company, corporation, limited liability company, partnership, joint venture, trust, association or unincorporated entity of any kind.

          "Plans"                  see Section 7.16.

          "Post Signing Escrow     means that certain Escrow Agreement
          Agreement"               made and entered as of the Closing Date by
                                   and among Harris Trust & Savings Bank, as escrow agent, Samuel Manu-Tech and Interlake
                                   Corporation as heretofore or hereafter
                                   amended.

          "Pre-signing Escrow      means that certain Escrow Agreement, made
          Agreement"               and entered into as of 29 July 1996 among
                                   Harris Trust & Savings Bank, as escrow
                                   agent, Interlake Corporation  and Samuel
                                   Manu-Tech as heretofore or hereafter amended.

          "Purchase Price"         see Section 2.2.

          "Purchased Shares"       means 200 'B' ordinary shares of (Pounds)1
                                   each and 1000 'A' ordinary shares of US$1 each in the capital of the Company.

          "Purchaser Indemnified   see Section 12.1.
          Persons"

          "Receivables"            means all accounts receivable, notes
                                   receivable, contract receivables and other receivables owned by the Company or any of the Subsidiaries.

          Reorganisation           the reorganisation and payment of dividends
                                   consummated the week of 24 September 1996 as described or substantially as described in the letters listed in the Schedule to this Agreement.

          "Returns"                means all Tax returns, computations,
                                   information, notices and forms required to be filed or furnished with any taxing or other authority by the Company or any Subsidiary.

          Samuel Manu-Tech"        means Samuel Manu-Tech Inc, a corporation
                                   incorporated under the laws of the Province of Ontario.

          "Samuel Tennessee"       means Samuel Strapping Systems (Tennessee),
                                   Inc., a Delaware corporation.

          "Seller Indemnified      see Section 12.3.
          Persons"

          "Senior Credit           means the Amended and Restated Credit
          Agreement"               Agreement, dated as of September 27, 1989 and
                                   Amended and Restated as of May 28, 1992, among The Interlake Corporation, certain of its subsidiaries, The Interlake Corporation
                                   Employee

                                   Stock Ownership Trust, acting by and through The LaSalle National Bank, as Trustee, various banks party thereto, Chemical Bank, as Administrative Agent, and The First National Bank of Chicago, as Co-Agent, as amended, modified or supplemented from time to time.

          "Subsidiaries"           means the following companies, or any of
                                   them as the context requires:

                                   (a)   Twicebonus Limited;

                                   (b)   Power Industries Limited;

                                   (c)   Acme Gerrard Limited;

                                   (d)   Pakseal Industries Limited;

                                   (e)   Power Strap Limited;

                                   (f)   Pakseal;

                                   (g)   Pakseal SARL; and

                                   (h)   Pakseal SRL.

                                   Each of the companies referred to at (a) to
                                   (f) (inclusive) above are companies
                                   incorporated in England and Wales. Pakseal
                                   SARL is a company incorporated in France, and Pakseal SRL is a company incorporated in Italy.

          "Subsidiary Stock"       means the following issued and outstanding
                                   shares in the capital of the Subsidiaries:

                                   (a) Twicebonus Limited - 8,600,000 ordinary shares of (Pounds)1 each;

                                   (b)   Power Industries Limited - 43,770,420
                                         ordinary shares of 20p each;

                                   (c)   Acme Gerrard Limited - 8,500,000
                                         ordinary shares of (Pounds)1 each;

                                   (d)   Pakseal Industries Limited - 112,593
                                         ordinary shares of (Pounds)1 each;

                                   (e) Power Strap Limited - 2 ordinary shares of (Pounds)1 each;

                                   (f)   Pakseal - 100 ordinary shares of
                                         (Pounds)1 each;

                                   (g)  Pakseal SARL - 500 common shares

                                   (h) Pakseal SRL (Italy) - 21,000,000 common shares

          "Tangible Net Worth"     means, as of the Effective Date, the value of
                                   the Tangible Assets of the Business, minus the Balance Sheet Liabilities in each case as determined in accordance with Section 2.3 of the U.S. Asset Purchase Agreement as of the Effective Date.

          "Tax" or "Taxes"         means all income, gross receipts, sales, use,
                                   employment, franchise, distribution,
                                   occupation, value added, profits, property, excise or other taxes, fees, stamp taxes and duties, levies, imposts, contributions, assessments or charges of any kind whatsoever
                                   (whether payable directly or by withholding), together with all interest and all penalties, additions to tax or additional amounts imposed by any taxing or other authority with respect thereto.

          "Third Anniversary"      means the three-year anniversary of the
                                   Effective Date.

          "Third Party Debt"       see Section 2.2.

          "Transferred             means any account on the books and records
          Intercompany Account"    of the Company or any of the Subsidiaries
                                   that evidences amounts either payable by the Company or any of the Subsidiaries to, or receivable by the Company or any of the Subsidiaries from, Packaging (but only to the extent relating to Packaging's U.S.
                                   Businesses) or Acme (or any subsidiary of
                                   Acme).

          "U.S. Asset Purchase     means the Asset Purchase Agreement dated as
          Agreement"               of the date hereof by and between Samuel
                                   Tennessee and Packaging, as amended or
                                   modified from time to time in accordance with the terms thereof.

    1.3   Interpretation

          Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby", "hereunder" and similar terms shall refer to this entire Agreement (d) references to documents in the agreed form are to documents in the form of the draft agreed on behalf of the parties and initialled on behalf of each of them for the purposes of identification and (e) unless otherwise specified herein, each reference to an "Article" or "Section" is to an Article or Section of this Agreement, and each reference to an "Exhibit" is to an Exhibit attached to and made a part of this Agreement.

    1.4 If any amounts calculated pursuant to, or referred to in, this agreement in pounds sterling are required for the purposes of this agreement to be converted at any time into US dollars, a conversion rate equal to the mid-range spot rate as at the close of business on 27 September 1996, as set out in the Wall Street Journal shall be applied.

    2     PURCHASE AND SALE, PURCHASE PRICE AND OTHER RELATED MATTERS

    2.1   Purchase and Sale

          Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall acquire from Seller, the Purchased Shares.

    2.2   Consideration

          (a)   The purchase price (the "Purchase Price") payable by
                Purchaser for the Purchased Shares shall be an amount equal to:

                (i)    (A)   for the 200 'B' ordinary shares of (Pounds)1 each
                             ONE THOUSAND DOLLARS ($1,000); and

                       (B) for the 1,000 'A' ordinary shares of $1 each TWENTY NINE MILLION NINE HUNDRED AND NINETY NINE THOUSAND DOLLARS ($29,999,000), plus

                (ii) the amount of all cash (as shown by the relevant cashbooks) and cash equivalents of the Company and each of the Subsidiaries as of the Effective Date, plus

                (iii) the amount of any and all Receivables of the Company and each of the Subsidiaries as of the Effective Date that are owed to the Company or any of the Subsidiaries by the Seller or any Affiliates of the Seller (other than any such Receivables that constitute Transferred Intercompany Accounts), minus

                (iv) all indebtedness of the Company or any of the Subsidiaries for money borrowed from third party non-affiliated lenders ("Third Party Debt") which is outstanding as of the Effective Date and minus

                (v) the amount of any and all Payables of the Company and each of the Subsidiaries as of the Effective Date that are owed by the Company or any of the Subsidiaries to the Seller or any Affiliates of the Seller (other than any such Payables that constitute Transferred Intercompany Accounts).

                The Purchase Price may be adjusted as provided for in Section 12.2(i). One day prior to the Closing Date, Seller shall provide to Purchaser a certification as to the amounts of each of the items described in clauses (ii), (iii), (iv) and (v) of this Section 2.2(a).

                All additions or subtractions pursuant to sub-sections (ii) to
                (v) above and all adjustments to the Purchase Price under
                Section 12.2(i) shall be made to the element of the Purchase Price payable for the 'A' ordinary shares.

          (b) At the Closing on the Closing Date, Purchaser shall pay the Purchase Price to Seller, by the wire transfer of immediately available federal funds to the account designated in writing by Seller to Purchaser prior to the Closing Date.

    2.3   Sales and Transfer Taxes

          The Seller shall pay one-half and the Purchaser shall pay one-half of the cost of any stamp or transfer tax relating to the transfer of the Purchased Shares.

    3     CLOSING AND CLOSING DATE DELIVERIES

    3.1   Closing

          The term "Closing" as used herein shall refer to the actual sale, assignment, conveyance, transfer and delivery of the Purchased Shares to Purchaser in consideration for the payment to Seller of the Purchase Price. Subject to Section 11.1 hereof, the Closing shall take place at the offices of S J Berwin & Co, 222 Grays Inn Road, London WC1X 8HB, or at such other place in London as is mutually agreed in writing by Seller and Purchaser, at 11:00 a.m. London Time on the later of (A) 4 October 1996, and (B) fifth Business Day occurring after the earliest date on which all of the conditions set forth in Articles 9 and 10 have been or are capable of being satisfied or at such other time and/or date as is mutually agreed in writing by Seller and Purchaser (the "Closing Date").

    3.2   Closing Deliveries by Seller.

          At the Closing on the Closing Date, Seller shall deliver to Purchaser:

          (a) the certificates or other documents of title in respect of those of the Purchased Shares which are in bearer form and transfers in respect of those of the Purchased Shares which are in registered form duly executed by the registered holders thereof in favour of the Purchaser or as it may direct;

          (b) transfers in respect of such of the Subsidiary Stock as are not registered in the name of the Company or a Subsidiary only duly executed by the registered holders thereof in favour of the Purchaser or as it may direct;

          (c) certificates for the Purchased Shares and the Subsidiary Stock and any other documents which may be required to give good title to the Purchased Shares and the Subsidiary Stock and to enable the Purchaser to procure registration of the same in its name or as it may direct;

          (d) written resignations, effective on the Closing Date, of, together with releases in the agreed form in favour of the Company and the Subsidiaries by, those directors of the Company and each of the Subsidiaries that Purchaser shall have requested prior to the Closing;

          (e) written resignations, effective on the Closing Date, of the auditors of the Company and each of the Subsidiaries;

          (f) in relation to the Company and each of the Subsidiaries, all corporate and other records held by the Seller, including but not limited to, certificates of incorporation, certificates of incorporation on change of name (if applicable), common seals, statutory registers, minute books, share certificate books, books of account and all other books (all duly written up to date), Contracts, financial records and personnel records;

          (g) copies of the memorandum and articles of association of the Company and each of the Subsidiaries certified, as of the Closing Date, by its corporate secretary;

          (h) all original and copy documents of title relating to properties owned or occupied by the Company or any of the Subsidiaries;

          (i) certified copies of board resolutions of the Company and each of the Subsidiaries in the agreed form;

                (i) recording acceptance of the resignation from office of all the Directors (other than those requested in writing to remain by the Purchaser) and the auditors of each Company;

                (ii) approving (subject only to proper stamping) the transfers of those of the Purchased Shares, or the relevant Subsidiary Stock, which are in registered form delivered under this Agreement;

                (iii) approving (subject only to proper stamping) the placing on the register of members of the company of the names of the transferees for registration in accordance with the share transfer forms referred to above and authorising the issue of appropriate share certificates;

                (iv) recording the appointment of such persons as the directors (within the maximum number permitted by the articles of association of the relevant company), secretaries and auditors of the company as the Purchaser shall nominate;

                (v) changing the situation of the registered office of such of the Company and the Subsidiaries as the Purchaser may direct to such place as the Purchaser may direct.

          (j) minutes or unanimous written consents of the Board of Directors of the Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

          (k) a certificate, dated the Closing Date, executed by an appropriate officer of the Seller, as required by Section 9.2;

          (l) such other documents as Purchaser may reasonably request to carry out the purposes of this Agreement, including, but not limited to, the documents to be delivered pursuant to Article 9;

          (m) irrevocable powers of attorney in the agreed form executed by the Seller to enable the Purchaser (during the period prior to the registration of the transfer of the Purchased Shares) to exercise all voting and other rights attaching to the Purchased Shares;

          (n) a release and discharge from the Seller's bankers and all other persons of any fixed or floating charges over the Purchased Shares or any other assets of the Company or any of its Subsidiaries;

          (o) releases and discharges from each of the Company's bankers and all other persons of any fixed or floating charges over any of the Subsidiary Stock or any other assets of the Company or any of its Subsidiaries.

    3.3   Closing Deliveries by Purchaser

          At the Closing on the Closing Date, Purchaser shall deliver to Seller:

          (a)   the payment to be delivered by Purchaser pursuant to Section
                2.2(b);

          (b) certified copies of minutes or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

          (c) the certificate, dated the Closing Date, executed by the appropriate officer of Purchaser, as required by Section 10.2;

          (d) releases of the officers and directors referred to in Section 3.2(d), in form reasonably satisfactory to the Seller; and

          (e) such other documents as Seller may reasonably request to carry out the purposes of this Agreement, including, but not limited to, the documents to be delivered pursuant to Article 10.

    3.4   Co-operation

    Seller and Purchaser shall, on request on and after the Closing Date, co-operate with one another by furnishing any and all additional information, executing and delivering any and all additional documents and/or instruments and doing any and all such other things as may be reasonably requested by the other party to consummate or otherwise implement the transactions contemplated by this Agreement.

    4     PRE-CLOSING FILINGS

          [clause intentionally deleted]

    5     PRE-CLOSING COVENANTS

    5.1   Conduct of Business Prior to Closing

          (a) During the period from the date hereof to the Closing Date, Seller shall cause the Company and each of the Subsidiaries to:

                (i) use its reasonable efforts to preserve substantially intact the business organisation of the Business, to keep available the services of the present employees of the Business and to preserve the current relationships of the Company and the Subsidiaries with the customers, suppliers and other Persons having a material business relationship with the Business; and

                (ii) operate the Business in the ordinary course consistent with prior practice, except as set forth in Section 5.1(a) of the Disclosure Letter or as otherwise contemplated by this Agreement.

          (b) Save insofar as such act, matter or thing is necessary to give effect to the Reorganisation, Seller covenants and agrees with Purchaser that during the period from the date hereof to the Closing Date Seller shall not, except with the prior written consent of Purchaser, cause or permit the Company or any of the Subsidiaries to:

                (i) materially change its accounting methods, principles or practices;

                (ii) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, profit sharing or other employee benefit plan or otherwise increase the rates of compensation payable or to become payable to any officer, employee, agent or consultant employed by the Company, except in the ordinary course of business consistent with prior practice or in accordance with existing compensation policies or the provisions of existing contracts entered into prior to the date of this Agreement;

                (iii) sell, transfer, mortgage or acquire any of the Company's assets other than in the ordinary course of business consistent with prior practice or as disclosed to Purchaser prior to the date hereof;

                (iv)   merge or consolidate with any other Person;

                (v) declare, pay or set aside for payment any dividend or other distribution in respect of its shares, other than those payable in cash;

                (vi) directly or indirectly, redeem, purchase or otherwise acquire any shares , other than for cash;

                (vii) issue, sell or otherwise dispose of any of its shares or grant any options, warrants or other rights to acquire any of its shares; or

                (viii) amend its memorandum or articles of association in any material respect or pass any shareholders' resolution; provided, however, that, prior to the Closing, Seller may cause the Company or any of the Subsidiaries to pay to its employees any or all bonuses accrued on or prior to the Closing Date.

          (c) Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller intend to cause the Company, prior to or at the Closing, to cancel all intercompany service and supply arrangements.

          (d)   During the period from the Effective Date to the Closing
                Seller will not cause and will not permit the Company nor any Subsidiary to dividend, distribute or otherwise convey any amount of cash or any other asset to, or incur any new obligation to, Seller or any of Seller's Affiliates (other than Acme or Packaging's U.S. Businesses): provided, that nothing in this Section 5.1(d) shall be deemed to prohibit, during the period between the Effective Date and the Closing Date:

                (i) the borrowing by Twicebonus Limited of additional amounts from Interlake Corporation or Seller; or

                (ii) the settlement of intercompany accounts as contemplated by Section 9.9 and Section 10.9.

    5.2   Access to Information

          From the date hereof until the Closing, upon reasonable notice, Seller shall cause the Company, the Subsidiaries and each of their respective officers, directors, employees, auditors and agents to:

          (a) afford the officers, employees and authorised agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Business, the Company and each of the

                Subsidiaries (with facilities to take such copies of all such documents as they request) and to the officers and employees of the Seller, the Company and each of the Subsidiaries; and

          (b) furnish to the officers, employees and authorised agents and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Business, the Company and each of the Subsidiaries including, without limitation, all accountants working papers in relation to unaudited accounts or statements as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Company or any of its Affiliates or subsidiaries.

    6     FINANCIAL STATEMENTS; DISCLOSURE LETTER; FINANCING COMMITMENT LETTER

    6.1   Pre-Signing Deliveries by Seller

          Seller has heretofore delivered to Purchaser:

          (a)    the Financial Statements; and

          (b) the Disclosure Letter, together with (or preceded by) a copy of each Contract listed in Section 7.11 thereof and containing all of the information required by the terms of this Agreement to be contained therein.

    6.2   Pre-Signing Deliveries by Purchaser

          Purchaser has heretofore delivered to Seller a true and complete copy of the written binding commitment of a reputable lending institution to provide the funds necessary for Purchaser and Samuel Tennessee to purchase the Purchased Shares hereunder, Packaging's U.S. Business under the U.S. Asset Purchase Agreement and all of the outstanding shares of Acme under the Canadian Stock Purchase Agreement.

    7     WARRANTIES AND REPRESENTATIONS OF SELLER

          Seller warrants and represents to Purchaser (which warranties and representations shall, subject to Section 12.2(a), survive the Closing) as follows:

    7.1 Incorporation and Qualification of the Company, the Subsidiaries and Seller

          (a) The Company is a company validly existing under the laws of England and Wales and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on the Business as it is currently conducted.

          (b) Except as set forth in Section 7.1 of the Disclosure Letter, the Company is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) The Subsidiaries (other than Pakseal SARL and Pakseal SRL) are companies validly existing under the laws of England and Wales and have all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as it is currently conducted.

          (d) Pakseal SARL is a corporation validly existing under the laws of France and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as it is currently conducted.

          (e) Pakseal SRL is a corporation validly existing under the laws of Italy and is now in liquidation.

          (e) The Subsidiaries are each duly licensed or qualified to do business in each jurisdiction in which the respective properties owned or leased by them or the operation of their respective businesses makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (f) Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as it is currently conducted.

    7.2   Authority

          Seller has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorised by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and (assuming the due authorisation, valid execution and delivery hereof by Purchaser) is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

    7.3   No Conflict

          Assuming all consents, approvals, authorisations and other actions described in Section 7.4 have been obtained and all filings and notifications listed in Section 7.4 of the Disclosure Letter have been made or given (except as may result from any facts or circumstances relating solely to Purchaser), the execution, delivery and performance of this Agreement by Seller do not and will not: (a) conflict with or violate any provision of the organisational documents of the Company or the Seller; (b) except as set forth in Section 7.3 of the Disclosure Letter or as would not have a Material Adverse Effect, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets of the Company or the Purchased Shares pursuant to, any Contract or any instrument, license, agreement or commitment to which the Seller is a party or by which the Seller is bound; or (c) except as set forth in Section 7.3 of the Disclosure Letter or as would not have a Material Adverse Effect, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company, the Subsidiaries, the Purchased Shares, the Business or the Seller.

    7.4   Consents and Approvals

          The execution and delivery by Seller of this Agreement does not, and compliance by Seller with the terms hereof and consummation by Seller of the transactions contemplated hereby will not, require the Seller or the Company or any of the Subsidiaries to obtain any consent, approval, authorisation or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except (a) as disclosed in Section 7.4 of the Disclosure Letter, (b) where failure to obtain such consents, approvals, authorisations or actions, make such filings or give such notices would not have a Material Adverse Effect and (c) as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

    7.5   Brokers

          Neither this Agreement nor the sale of the Purchased Shares nor any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing the Seller or any of their respective Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

    7.6   No Subsidiaries

          Except for the Subsidiary Stock, the Company does not own any capital stock or other equity securities or any other direct or indirect equity interest in any Person.

    7.7   Intellectual Property

          (a) To the knowledge of Seller, except as set forth in Section 7.7 or 7.14 of the Disclosure Letter, there is not now and has not been during the past three (3) years any infringement, misuse or misappropriation in any material respect by the Company or any of the Subsidiaries of any valid patent, trademark, trade name, service mark, copyright or trade secret which is owned by any other Person, and there is not now any existing or, to the knowledge of Seller, any threatened claim asserted in writing against the Company or any of the Subsidiaries of any infringement, misuse or misappropriation in any material respect by the Company or any of the Subsidiaries of any patent, trademark, trade name, service mark, copyright or trade secret. All material patents, trademarks, service marks, tradenames, copyrights, and all applications and registrations thereof, used in connection with the operation of the Business are set forth in Section 7.7 of the Disclosure Letter ("Proprietary Rights"). Except as set forth in Section 7.7 of the Disclosure Letter, Seller and their Affiliates are the sole and exclusive owners of, or have the sole and exclusive rights to use, the Proprietary Rights.

          (b) Except as described in Section 7.7 or Section 7.14 of the Disclosure Letter, there is no pending or threatened claim by the Company or any of the Subsidiaries against any other Person for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by the Company or any of the Subsidiaries.

    7.8   Financial Statements

          Each of the Financial Statements is consistent with the books and records of the Company and each of the Subsidiaries and fairly presents the financial condition, assets and liabilities of the Company and each of the Subsidiaries as of their respective dates and the results of operations and cash for the periods related thereto in accordance with GAAP consistently applied among the periods which are the subject of the Financial Statements.

    7.9   Compliance with Laws

          On the Closing Date, to the knowledge of Seller, neither the Company nor any of the Subsidiaries will be in violation of any law, rule or regulation, or any order, judgment or decree, in any case applicable to the Company or any of the Subsidiaries or by which any of their respective properties are bound or affected, except (a) as set forth in Section 7.9 of the Disclosure Letter and (b) for violations the existence of which could not reasonably be expected to have a Material Adverse Effect; provided, however, that Purchaser acknowledges and agrees that Seller's representations under this Section 7.9 are not made with respect to any Environmental Laws and that Seller's representations and warranties with respect to Environmental Laws are made only in Section 7.18.

    7.10  Licenses and Permits

          Except as set forth in Section 7.10 of the Disclosure Letter, to the knowledge of Seller, the Company and each of the Subsidiaries have, or have applied for, all material governmental licenses, franchises, permits, approvals, authorisations, exemptions, certificates, registrations and similar documents or instruments necessary to carry on the Business as it is currently conducted, except for such governmental licenses, franchises, permits, approvals, authorisations, exemptions, certificates, registrations and similar documents or instruments the absence of which would not have a Material Adverse Effect; provided, however, that Purchaser acknowledges and agrees that Seller's representations under this Section 7.10 are not made with respect to any Environmental Laws and that Seller's representations and warranties with respect to Environmental Laws are made only in
          Section 7.18.

    7.11  Material Contracts

          (a) Section 7.11 of the Disclosure Letter lists or describes all currently existing Contracts which involve an executory obligation of more than $100,000 in any one calendar year, except Contracts which are terminable by the Company or any of the Subsidiaries without penalty on no more than thirty (30) days' notice. Complete and correct copies of all Contracts listed in Section 7.11 of the Disclosure Letter have been delivered to or made available for inspection by Purchaser.

          (b) Neither the Company or any of the Subsidiaries nor, to the knowledge of the Seller, any other Person, is in material breach of, or material default under, any Contract and no event or action has occurred, is pending or, to the knowledge of the Seller, is threatened, which after the giving of notice, or the lapse of time, or both, could reasonably be expected to constitute or result in a material breach by the Company or any of the Subsidiaries or, to the knowledge of the Seller, any other Person, under any Contract.

    7.12  Real Properties

          Section 7.12 of the Disclosure Letter sets forth a true and complete list and brief description of all real property owned, leased or used by the Company or any of the Subsidiaries, as landlord, tenant or otherwise. The Company has good title to all real properties described in Section 7.12 of the Disclosure Letter as being owned by it, except for Permitted Exceptions and except as disclosed in the Disclosure Letter.

    7.13  Tangible Personal Property

          The Company and each of the Subsidiaries has good title to all the material assets consisting of tangible personal property purported to be owned by them and valid and subsisting leases with respect to all of the material assets consisting of tangible personal property purported to be leased by it. All such owned tangible personal property is owned free and clear of all Liens, except:

          (a)   as set forth in Section 7.13 of the Disclosure Letter;

          (b) liens for assessments and charges and other claims, the validity of which the Company or any Subsidiary is contesting in good faith; and

          (c) imperfections of title and Liens the existence of which could not be reasonably expected to have a Material Adverse Effect.

    7.14  Litigation

          Except as set forth in Section 7.14 of the Disclosure Letter:

          (a) there are no actions, claims, proceedings, governmental or European Union investigations pending or, to the knowledge of the Seller, threatened against the Company or any of the Subsidiaries the Business or any of the assets of the Company or any of the Subsidiaries at law or in equity, before or by any court, agency, governmental or European Union entity, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

          (b) neither the Business nor any of the assets of the Company or any of the Subsidiaries is subject to any order, judgment or decree of any court, governmental or European Union agency having or which could reasonably be expected to have a Material Adverse Effect.

    7.15  Labour Matters

          Section 7.15 of the Disclosure Letter contains a list of the collective bargaining agreements to which the Company or any of the Subsidiaries is a party. Except as disclosed in Section 7.15 of the Disclosure Letter:

          (a) there are no labour controversies pending or, to the knowledge of the Seller, threatened against the Company or any of the Subsidiaries which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

          (b) there are no grievances outstanding, or unfair labour practice complaints pending before any applicable authorities, against the Company or any of the

                Subsidiaries under any such agreement or contract which could reasonably be expected to have a Material Adverse Effect.

    7.16  Employee Benefit Matters

          Section 7.16 of the Disclosure Letter lists all employee benefit plans contributed to or entered into by the Company or any of the Subsidiaries, or to which the Company or any of the Subsidiaries is or has been obligated to contribute, in either case within the last five
          (5) years (the "Plans"). Except as set forth in Section 7.16 of the Disclosure Letter, no Plan is a multiemployer plan established pursuant to a trust agreement or a collective bargaining agreement (a "Multiemployer Plan"). With respect to the Plans, Seller further represents and warrants to Purchaser that, to the best of its knowledge and belief and except as set forth in Section 7.16 of the Disclosure Letter or to the extent that the failure of any of the representations set forth in this sentence could not reasonably be expected to have, individually or in the aggregate, a Material Adverse
          Effect:

          (a) Each Plan has been duly registered where required, and is in good standing under, conforms in all material respects to, and its administration complies with, all applicable legislation, regulatory requirements, orders or governmental rules(collectively, "Applicable Legislation.

          (b) All of the Plans are in full force and effect as written, and the Company and the Subsidiaries have performed all material obligations required to be performed by it under, and is not in material default under, or in material violation of any Plan. Without limiting the generality of the foregoing, all premiums, contributions and other payments required to be made by the Company, the Subsidiaries and any other party under the terms of any Plan maintained by the Company or any of the Subsidiaries with respect to the Business that is an occupational pension scheme or a personal pension scheme as defined in Section 127 of the Employment Protection (Consolidation) Act 1978 (a "Pension Plan") have been made for all such Pension Plans, and no amounts are owed in respect of the period prior to the Effective Date. All amounts properly accrued to the date hereof as liabilities of the Company or any of the Subsidiaries under or with respect to each Plan which have not been paid are set forth in Section
                7.16 of the Disclosure Letter (The Pension Plans are funded on a proper actuarial basis (consistently applying the assumptions used in the most recent actuarial reports)) having regard to the benefits provided by such plans.

          (c) All premiums, contributions and other payments required to be made under all Applicable Legislation by the Company or any of the Subsidiaries before the Closing Date with respect to the Pension Plans will have been made before the Closing Date to each of the funds established for the Pension Plans in accordance with Applicable Legislation. From the date hereof to the Closing Date, neither the Company nor the Subsidiaries shall improve or promise to improve any benefits provided or to be provided in accordance with the terms of the Plans as of the date hereof, unless required by law or collectively negotiated agreement.

                Seller may, however, cause the Company to pay prior to Closing any bonuses to the extent accrued to such time.

          (e) There are no material actions, suits or claims pending, other than routine claims for benefits, or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries in respect of employees who are members or former members of any of the Pension Plans, against any of the Pension Plans, or against the assets of any Pension Plan.

          (f) Neither the Company nor any of the Subsidiaries maintains any Plan providing post-retirement benefits other than pension benefits provided under the Pension Plans registered in accordance with the Applicable Legislation. The financial obligations for post-retirement benefits has been determined in accordance with generally accepted actuarial practice and is reflected in the financial statements in accordance with GAAP. Neither the Company nor any of the Subsidiaries is currently liable for post-retirement benefits with respect to the Business under any Plan which has been wound up and is not now maintained by the Company or any of the Subsidiaries.

          (g) The Plans are exempt schemes within the meaning of Section 592(1) of the Income and Corporation Taxes Act 1988 and the Seller is not aware of any matter which could lead to the withdrawal of that approval.

          (h) Since the most recent actuarial evaluations, no power to augment or alter benefits under any of the Plans has been exercised and no employee member, or former member of any of the Plans has been notified that such exercise may be contemplated.

          (i) The Disclosure Letter contains full particulars of any benefit or term which treats male or female beneficiaries under any of the Plans unequally.

          (j) All benefits (other than a refund of contributions with interest where appropriate) payable under each of the Plans on the death of a member while in an employment to which each of the Plans relate are fully insured under a policy effected with an insurance company and each member has been covered for such insurance by such insurance company at their normal rates and on its normal terms for pensions in good health.

    7.17  Taxes

          Each of the Company and each of the Subsidiaries has duly, timely and correctly filed with or furnished to the appropriate United Kingdom or foreign, federal, provincial, state, municipal and local authorities all Returns and reports required to be filed or furnished by it; all such Returns and reports were complete and correct in all material respects; and, except to the extent specifically reflected or reserved against in the Final Closing Balance Sheet each of the Company and each of the Subsidiaries has paid all Taxes due to, or claimed to be due from it by, any taxing authority. The Financial Statements include full provision for all Taxes including deferred Taxes which relate to the business, operations, properties or assets of the Company and each of the Subsidiaries through the periods indicated thereon which are not yet due to the appropriate taxing authority.
          All Taxes that the Company or any of the Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority. There are no Tax-related liens on the assets of the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has executed or filed with any taxing authority any agreement extending the period for assessment or collection of Taxes. Neither the Company nor any of the Subsidiaries are a party to any pending action or proceeding, nor (to the best of the knowledge of Seller or the Company) is any such action or proceeding threatened by any Governmental Agency for the collection of Taxes. No claim for assessment or collection of Taxes has been asserted against the Company or any of the Subsidiaries nor (to the knowledge of Seller or the Company) is there any basis for any such claim. No issue has been raised by any taxing authority in respect of an audit or examination of any Return or report filed by the Company or any of the Subsidiaries which has not been settled or resolved, and no examination or audit of any Return or report filed by the Company or any of the Subsidiaries is currently in progress or, to the best of the knowledge of Seller or the Company, threatened or contemplated by any taxing authority and there is no fact or circumstance which might reasonably be expected to give rise to any such examination or audit of any such Return or report. Neither the Company nor any of the Subsidiaries are a party to any agreement providing for the sharing or allocation of any Tax liability.

          Except as set forth in Section 7.17 of the Disclosure Letter, neither the Company nor any of the Subsidiaries has pending any dispute or question with any taxing authority. The Company and the Subsidiaries do not have any obligation to indemnify (whether statutory or otherwise) any person in respect of Tax. The entry into of this Agreement and/or Closing will not give rise to any Tax charge on the Company or any of the Subsidiaries. The Company and each Subsidiary have not paid before the date of this Agreement, and will not pay before Closing, any dividends under Section 247(1) of the United Kingdom Income and Corporation Taxes Act 1988 other than dividends falling within the scope of a valid and effective election made under
          Section 247(1) of that Act. To the knowledge of the Sellers, neither the Company nor any of the Subsidiaries has entered into any transaction in respect of which there may be substituted for any Tax purpose a different consideration for the actual consideration given or received by it. Other than Pakseal SARL and Pakseal SRL, neither the Company nor any of the Subsidiaries has a permanent establishment (as defined in any relevant double taxation relief order) outside the United Kingdom. The carrying out of the Reorganisation and any further steps undertaken by the Company or any of the Subsidiaries before Closing outside the ordinary course of business of the Company or any of the Subsidiaries will not give rise to any Tax liability in the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary has any liability for any Taxes which are primarily chargeable against some other person (other than the Company or any of the Subsidiaries) or where such Taxes are the joint or joint and several liability of the Company or any of the Subsidiaries and some other person (other than the Company or any of the Subsidiaries) or where the Taxes in question relate to any income, profits or gains earned, accrued or received by any other person (other than the Company or any of the Subsidiaries). The loan due and owing by Twicebonus Limited to The Chemical Bank is not fixed for the purposes of Regulation 3(6) of the Exchange Gains and Losses (Transitional Provisions) Regulations 1994 and no election has been made under Regulation 3(5) of the said Regulations in respect of the said Loan. Notwithstanding any other provisions of this Section 7.17, Seller shall not be deemed to be in breach of this Section 7.17 by virtue of any Taxes with respect to any period including or ending prior to the Effective Date which result from Purchaser causing the write-up of assets.

    7.18  Environmental Compliance

          (a)   Compliance

                To the knowledge of Seller, except as set forth in Section 7.18 of the Disclosure Letter:

                (i) the Company and each of the Subsidiaries are in compliance with and do not have any liability under all applicable Environmental Laws as presently in effect;

                (ii) the Company and each of the Subsidiaries possess all required permits, licenses, consents, authorisations, certifications, approvals, agreements, undertakings and arrangements under the Environmental Laws as presently in effect relating to the use, occupancy or operation of the Business; and

                (iii) the Company and each of the Subsidiaries are in compliance with all requirements or conditions imposed under their permits, licenses, consents, authorisations, certifications, approvals, agreements, undertakings and arrangements and have filed all required notices information and applications. To the knowledge of the Seller, there are no facts or circumstances which would lead the Seller to believe that any such non-compliance or liability will arise following the Closing Date.

          (b)   No Hazardous Substance

                Except as set forth in Section 7.18 of the Disclosure Letter, the Company and the Subsidiaries have never generated, used, transported, treated, stored, kept, accumulated, disposed of or otherwise handled any Hazardous Substance at any site, location or facility in connection with the use, occupancy or operation of the Business, other than in compliance in all material respects with Environmental Laws in effect at the time in question. Except as set forth in Section 7.18 of the Disclosure Letter, the Company and the Subsidiaries have not owned or operated any underground storage tanks ("USTs") in connection with the use or occupancy of their real property or the operation of the Business, other than in compliance in all material respects with all applicable Environmental Laws.
                Except as set forth in Section 7.18 of the Disclosure Letter, to the knowledge of the Seller there has been no release, spill or discharge of any Hazardous Substance in connection with the use or occupancy of their real property or the operation of the Business in material violation of or giving rise to material liability or requiring or which is likely to lead to a requirement for reporting, removal or remediation under any Environmental Laws in effect at the time in question which has not been reported, removed or remediated, as the case may be.

          (c)   No Actions or Proceedings

                Except as set forth in Section 7.18 of the Disclosure Letter, neither the Company nor any of the Subsidiaries are subject to, nor, to Seller's knowledge, are the subject of, any threatened private, administrative, regulatory or judicial inquiry, investigation, proceeding, notice, order or action resulting from or relating to violations of or obligations under or liability under Environmental Laws, including without limitation liabilities relating to the generation, transportation, treatment, accumulation, keeping storage, disposal or other handling of Hazardous Substance or the protection or endangerment of the environment or human health and safety in connection with the use or occupancy of the real property of the Company or any of the Subsidiaries or any subsidiary of the Company or Precis or the operation of the Business.

          (d)   Other Conditions

                Except as set forth in Section 7.18 of the Disclosure Letter, to the knowledge of the Seller, no facts, events or conditions exist which could reasonably be expected to interfere with or prevent continued compliance with applicable Environmental Laws as in effect on the date hereof, or result in any liability, under Environmental Laws or otherwise form the basis of any claim, action, suit, proceeding, hearing notice or investigation, relating to the release, discharge, generation, use, transportation, treatment, accumulation, keeping storage, disposal or other handling of Hazardous Substance or the protection or endangerment of the environment or human health and safety in connection with the use, occupancy or operation of the real property of the Company or any of the Subsidiaries or the Business.

    7.18.2  Continuation of Permits etc.

                Except as set forth in Section 7.18 of the Disclosure Letter, to the knowledge of Seller there are no facts or circumstances indicating that any required permits, licences, certifications, approvals, agreements, undertakings or arrangements relating to the use occupancy or operation of the Business would or might be revoked, suspended, varied, modified or not renewed.

          Neither the signature nor the performance of this Agreement will itself cause any permits, licences, certifications, approvals, agreements, undertakings or arrangements required under Environmental Laws for the use occupancy or operation of the Business to be withdrawn, suspended or modified.

    7.19  Inventory

          All of the inventories which are reflected in the balance sheet dated 30 June 1996 constituting a part of the Financial Statements were purchased or acquired in the ordinary and regular course of the conduct of the Business and in a manner consistent with the regular inventory practices relating to the Business, and have been or will be used or sold in the ordinary and regular course of the Business and in a manner consistent with the Company's or the relevant Subsidiaries regular inventory practices; all of the inventories which are reflected in the balance sheets constituting a part of the Financial Statement were priced at the lower of cost (on the first-in-first-out basis), or market, and were (as to classes of items inventories and methods of accounting and pricing) determined in a manner consistent with prior years; and all inventories which have been purchased or acquired by the Company or any of the Subsidiaries for the Business since June 30, 1996 were purchased or acquired in the ordinary and regular course of the Business and in a manner consistent with the Company's or the relevant Subsidiaries regular inventory practices and have been or will be used or sold in the ordinary and regular course of the Company's or the relevant Subsidiaries business and in a manner consistent with the Company's or the relevant Subsidiaries regular inventory practices.

    7.20  Receivables

          All of the Receivables which are reflected in the balance sheets constituting a part of the Financial Statements represent, and all of the Receivables as of the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, all of the Receivables set forth on the Seller Closing Balance Sheet delivered under the US

          Purchase Agreement will be current and enforceable (but no representation is hereby made as to their collectability). These will be as of the Closing Date. There is no contest, claim or asserted right of set-off in any agreement relating to the amount or validity of any Receivable set forth on the Seller's Closing Balance Sheet as defined in the US Asset Purchase Agreement except those arising in the ordinary course of business. The Seller has delivered or made available to Purchaser a complete and accurate list of all Receivables as of June 30, 1996, which list sets forth the ageing of such Receivables.

    7.21  Capitalisation

          (a) The total authorised share capital of the Company and each of the Subsidiaries, the number of such shares that are issued and outstanding and the respective holders of such shares are set forth in Section 7.21 of the Disclosure Letter. The Purchased Shares constitute the entire issued share capital of the Company; and the Subsidiary Stock comprises the entire issued share capital of each of the Subsidiaries.

          (b) The Purchased Shares and the Subsidiary Stock are validly issued, and fully paid and are not subject to any pre-emptive rights, and, except as disclosed in Section 7.21 of the Disclosure Letter, there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to either the Purchased Shares or the Subsidiary Stock.

          (c)   Except as disclosed in Section 7.21 of the Disclosure Letter,
                (i) Seller owns the Purchased Shares free and clear of all Liens, and (ii) the Company owns the Subsidiary Stock free and clear of all Liens.

          (d) Except as disclosed in Section 7.21 of the Disclosure Letter, there no outstanding options, warrants, rights, privileges or other arrangements, pre-emptive, contractual or otherwise, to acquire or issue any shares or other securities of the Company or any of the Subsidiaries.

    7.22  Undisclosed Liabilities

          On June 30, 1996 neither the Company nor any of the Subsidiaries had any material debts, liabilities or obligations of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, which were not fully disclosed, reflected or reserved against in the Balance Sheet, except as disclosed in the Disclosure Letter. Except for current liabilities or obligations which have been incurred since June 30, 1996 in the ordinary course of business and except as disclosed in the Disclosure Letter, or as reflected in the Final Closing Balance Sheet since June 30, 1996, neither the Company nor any of the Subsidiaries has incurred any material debt, liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP. Except as reserved for on the Final Closing Balance Sheet, neither the Company nor any of the Subsidiaries has or will have any liabilities to any third party in connection with the liquidation of Pakseal SRL.

    7.23  Books and Records

          The books and records maintained by the Company and each of the Subsidiaries are fully and accurately maintained in all material respects. To the knowledge of Seller, except as would not have a Material Adverse Effect, the minute books of the Company and each of the Subsidiaries are complete and accurate in all material respects and reflect all material actions taken and resolutions passed by the directors and shareholders of the Company and each of the Subsidiaries since their respective dates of incorporation, and all such meetings were duly called and held, and the share certificate books, register of shareholders, register of transfer and registers of directors are complete and accurate in all material respects.

    7.24 Except as would not have a Material Adverse Effect, all accounts, documents and returns required to be delivered or made to the Registrar of Companies or any other authority by the Company or any of the Subsidiaries have been duly and correctly delivered or made.

    7.25  Full Disclosure

          The materials delivered by or on behalf of the Seller in connection with this Agreement, taken as a whole, fairly present the Business.

    7.26 DISCLAIMER OF WARRANTIES. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE ASSETS OF THE COMPANY OR ANY OF THE SUBSIDIARIES OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD BY PURCHASER THAT SUCH ASSETS ARE TO BE ACQUIRED BY IT BY VIRTUE OF PURCHASER'S ACQUISITION OF THE COMPANY HEREUNDER "AS IS" ON THE DATE HEREOF, AND IN THEIR PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

    8     WARRANTIES AND REPRESENTATIONS OF PURCHASER

          Purchaser warrants and represents to Seller (which warranties and representations shall survive the Closing) as follows:

    8.1   Incorporation and Qualification of Purchaser

          Purchaser is a corporation validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as currently conducted.

    8.2   Authority

          Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorised by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorisation, valid execution and delivery hereof by Seller) is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, re-organisation, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

    8.3   No Conflict

          Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Purchaser do not and will not:

          (a) conflict with or violate any provision of the Articles of Association of Purchaser;

          (b) except as would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Purchaser pursuant to, any instrument, license, agreement or commitment to which Purchaser is a party or by which any of its assets or properties are bound; or

          (c) except as would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction or decree applicable to Purchaser or its assets or properties.

    8.4   Consents and Approvals

          The execution, delivery and performance by Purchaser of this Agreement do not, and compliance by Purchaser with the terms hereof and consummation by Purchaser of the transactions contemplated hereby will not, require Purchaser to obtain any consent, approval, authorisation or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except:

          (a) where failure to obtain such consents, approvals, authorisations or actions, make such filings or give such notice would not prevent Purchaser from performing any of its material obligations under this Agreement; and

          (b) as may be necessary as a result of any facts or circumstances relating solely to Seller.

    8.5   Litigation

          There are no actions, claims, proceedings or governmental investigations pending against Purchaser or any of its assets or properties at law or in equity, before any federal, provincial or municipal court, agency or other governmental entity, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.

    8.6   Brokers

          Neither this Agreement nor the purchase of the Purchased Shares or any other transaction contemplated by this Agreement was induced or procured through any

          Person acting on behalf of or representing Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

    8.7   Financial Ability

          At the Closing on the Closing Date, Purchaser will have the funds necessary to purchase the Purchased Shares and consummate the transactions contemplated hereby.

    8.8   Investment Purpose

          Purchaser confirms that it is acquiring the Purchased Shares for investment for its own account and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting, participating in, or otherwise distributing the same.

    9     CONDITIONS TO CLOSING APPLICABLE TO PURCHASER

          The obligation of Purchaser to consummate the transactions herein contemplated is subject to the following conditions precedent:

    9.1   No Termination

          Neither Purchaser nor the Seller shall have terminated this Agreement pursuant to Section 11.1.

    9.2   Bring-Down of Seller's Warranties

          The warranties and representations made by Seller herein to Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and each Seller shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by the President or any Vice President or the Controller of Seller to the foregoing effect.

    9.3   Pending Actions

          No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority shall be pending on the Closing Date which challenges, or is reasonably likely to result in a challenge to, this Agreement or any transactions contemplated hereby or any action is brought by any other person which is reasonably likely to prevent the consummation of the transactions contemplated hereby.

    9.4   Consents and Approvals

          All consents, approvals or authorisations of any governmental authority required to consummate the transactions contemplated hereby shall have been duly obtained and shall be in full force and effect as of the Closing Date, and Seller shall have complied with all applicable provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation.

    9.5   All Necessary Documents

          All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of such documents as Purchaser may reasonably request in connection with said transactions, including without limitation, those documents to be delivered pursuant to Section 3.2.

    9.6   Termination of Certain Liens

          Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, of the termination, cancellation and release of the Liens set forth in Section 7.13 of the Disclosure Letter, each of which are to be satisfied at or prior to Closing.

    9.7   U.S. and Canadian Transactions

          The "Closing" contemplated under each of the U.S. Asset Purchase Agreement and the Canadian Stock Purchase Agreement shall be consummated concurrently with the Closing hereunder.

    9.8   Consents under Senior Credit Agreement and Release of Liens

          All consents required under the Senior Credit Agreement and the documents and instruments executed and delivered in connection therewith to permit Seller to consummate the transactions contemplated hereby shall have been delivered to Seller and all Liens on the Purchased Shares and the assets of the Company and each of the Subsidiaries under the Senior Credit Agreement and the other documents and instruments executed and delivered in connection therewith shall have been released and terminated.

    9.9   Certain Required Payments

          At or prior to Closing, except as provided in Section 10.9, Seller shall have paid (or caused to be paid) to the Company or any Subsidiary any and all amounts then owed by the Seller or any Affiliate to the Company or any Subsidiary, and shall have caused to be paid by the Company or any Subsidiary to Seller or any Affiliate any and all amounts then owed by the Company or any Subsidiary to such Seller or Affiliate (in each case, other than any amounts represented by Transferred Intercompany Accounts), but in each case only to the extent that such amount constituted an adjustment to the Purchase Price pursuant to Section 2.2. The Seller shall provide to the Purchaser evidence, reasonably satisfactory to the Purchaser, of the making of such payments

          Purchaser shall have the right to waive any of the foregoing conditions precedent.

    10    CONDITIONS TO CLOSING APPLICABLE TO SELLER

          The obligation of Seller to consummate the transactions herein contemplated is subject to the following conditions precedent:

    10.1  No Termination

          Neither Purchaser nor the Seller shall have terminated this Agreement pursuant to Section 11.1.

    10.2  Bring-Down of Purchaser Warranties

          All warranties and representations made by Purchaser herein to Seller shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Seller shall have received a certificate executed by the President or any Vice President or Director of Purchaser to the foregoing effect.

    10.3  Pending Actions

          No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority shall be pending on the Closing Date which challenges or is reasonably likely to result in a challenge to this Agreement or any transaction contemplated hereby or any action is brought by any other person which is reasonably likely to prevent the consummation of the transactions contemplated hereby.

    10.4  Consents and Approvals

          All consents, approvals or authorisations of any governmental authority required to consummate the transactions contemplated hereby shall have been duly obtained and shall be in full force and effect as of the Closing Date, and Purchaser shall have complied with all applicable provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation.

    10.5  All Necessary Documents

          All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of such documents as they may reasonably request in connection with said transactions, including without limitation, those documents to be delivered pursuant to Section 3.3.

    10.6  Termination of Certain Liens

          Seller shall have received evidence, in form and substance reasonably satisfactory to them, of the termination, cancellation and release of the Liens set forth in Section 7.13 of the Disclosure Letter, each of which are to be satisfied at or prior to Closing.

    10.7  U.S. and Canadian Transactions

          The "Closing" contemplated under each of the U.S. Asset Purchase Agreement and the Canadian Stock Purchase Agreement shall be consummated concurrently with the Closing hereunder.

    10.8  Consents under Senior Credit Agreement and Release of Lien

          All consents required under the Senior Credit Agreement and the documents and instruments executed and delivered in connection therewith to permit Seller to consummate the transactions contemplated hereby shall have been delivered to Seller and all Liens on the Purchased Shares and the assets of the Company and each of the Subsidiaries under the Senior Credit Agreement and the other documents and instruments executed and delivered in connection therewith shall have been released and terminated.

    10.9  Certain Required Payments

          Simultaneously with the Closing, the Purchaser shall:

          (i) cause the Company and/or the Subsidiaries to pay an amount sufficient to discharge the Third Party Debt; and

          (ii) cause Twicebonus Limited to pay any amounts borrowed by it from Interlake Corporation or Seller in accordance with Section 5.1(d)(i).

    10.10 Approval of Preferred Stockholders of The Interlake Corporation

          The preferred stockholders of The Interlake Corporation shall have authorised Seller's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          Seller shall have the right to waive any of the foregoing conditions precedent.

    11    TERMINATION

    11.1  Termination

          This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

          (a)   by mutual consent of Purchaser and Seller;

          (b) by Purchaser or by the Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before 30 November 1996, or such later date as may have been agreed upon in writing by the parties hereto; provided, that the party seeking to terminate is not, in any material respect, in breach of or in default under this Agreement;

          (c) by Purchaser or by the Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, or in any certificate, schedule or documents furnished to Purchaser or Seller, respectively, pursuant to this Agreement is untrue in any material respect, or if the Seller or Purchaser, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement;

          (d) by Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before 10 October 1996, and no Competition Act Opinion (as defined in the Canadian Stock Purchase Agreement) as of the date of Seller's notice of termination shall have been delivered to Seller by Purchaser within five Business Days after the date of Seller's notice of termination under this Section 11.1(d).Any termination pursuant to this Article 11 other than pursuant to Section 11.1(d) shall not limit or restrict the rights or remedies of any party hereto. Upon termination of this Agreement pursuant to Section 11.1(d), the Seller nor Purchaser shall have any further rights hereunder.

    12    INDEMNIFICATION

    12.1  Indemnity

          After the Closing Date, Seller and Interlake Corporation (collectively the "Covenantors") agree, jointly and severally, to indemnify and hold Purchaser, its Affiliates (and, after the Closing, but only in connection with a Tax Claim (as defined below) the Company and the Subsidiaries) and their officers and directors (collectively, the "Purchaser Indemnified Persons") harmless against any loss, damage or expense (including reasonable attorneys' fees) ("Loss") suffered as the result of:

          (a)   any breach by the Seller of this Agreement;

          (b) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Seller herein or in the Disclosure Letter (including, without limitation an inaccuracy in or breach of Section 7.17 hereof (a "Tax Claim"));

          (c) any inaccuracy or misrepresentation in a certificate or affidavit delivered by the Seller at the Closing in accordance with the provisions of this Agreement;

          (d) the assertion by a third party of any Contingent Liabilities or the compliance by Purchaser with any applicable law, rule or order resulting in any Contingent Liabilities.

    12.2  Limitation

          Purchaser's right to indemnification pursuant to Section 12.1 is subject to the following specific limitations:

          (a)   (i)   After the Third Anniversary, no Purchaser Indemnified
                      Person shall be entitled to assert any right of indemnification with respect to Section 7.18 for any loss, damage or expense ("Loss") suffered by such Purchaser
                      Indemnified Person, except that if, as of the Third
                      Anniversary, there shall then be pending any such claim under Section 12.1 of which such Purchaser Indemnified
                      Person shall have notified Seller in writing on or prior to the Third Anniversary, such Purchaser Indemnified
                      Person shall continue to have the right to be indemnified with respect to such claim.

                      After the expiration of the statute of limitations imposed by any applicable law with respect to the underlying Tax liability that forms the basis for any Purchaser Indemnified Person's claims, such Purchaser Indemnified Person shall not be entitled to assert any right of indemnification under Section 12.1 with respect to any loss, damage or expense suffered by such Purchaser Indemnified Person as the result of a breach by Seller of its representations and warranties set forth in Section 7.17, except that if, as of the expiration of any such statute of limitation, there shall then be pending any such claim under Section 12.1 of which such Purchaser Indemnified Person shall have notified Seller in writing on or prior to such expiration date, such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

                (iii) Except as set forth above, after the First Anniversary, no
                      Purchaser Indemnified Person shall be entitled to assert any other right of indemnification under Section 12.1 (except with respect to the second sentence of Section
                      7.12 or the first sentence of Section 7.13) for any loss, damage or expense suffered by such Purchaser Indemnified Person, except that if, as of the First Anniversary, there shall then be pending any such claim under Section 12.1 of which such Purchaser Indemnified Person shall have notified Seller in writing on or prior to the First Anniversary, such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

                (iv) If a claim shall be made by any taxing authority, or if any Purchaser Indemnified Person shall become aware that any taxing authority is considering any issues which may give rise to such a claim, that in either event, if successful, would result in the indemnification of a Purchaser Indemnified Person under Section 12.1 (as limited by Section 12.2) for a Tax Claim or would result in a loss, damage or expense in the nature of a Tax Claim that would be counted towards the Threshold under Section 12.2(b), such Purchaser Indemnified Person shall notify Seller in writing of such claim or other circumstances within ten days of receipt by any Purchaser Indemnified Person from the taxing authority of notice of such claim, or any such Purchaser Indemnified Person becoming aware of such other circumstances.

          (b) Subject as hereinafter provided, no Purchaser Indemnified Person shall be entitled to indemnification hereunder for any indemnification claim until the amount of the aggregate losses, damages and expenses required to be indemnified by the Covenantors pursuant to Section 12.1 (as limited by Section 12.2) together with the amount of the aggregate losses, damages and expenses required to be indemnified by the "Sellers" and/or "Covenantors" under Sections 12.1 of each of the U.S. Asset Purchase Agreement and the Canadian Stock Purchase Agreement, exceed $750,000 (said amount is hereinafter sometimes referred to as the "Threshold"), whereupon the Purchaser Indemnified Persons shall be entitled to indemnification hereunder from Covenantors only for the aggregate of indemnification claims in excess of the Threshold. For the purposes of Section 12.1 and this Section 12.2, in computing such individual or aggregate amounts of claims, and the amount set forth in (c) below, the amount of each claim shall be deemed to be an amount:

                (i) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by a Purchaser Indemnified Person from any third party with respect thereto; and

                (ii) net of any tax benefit realised by a Purchaser Indemnified Person, by reason of deductibility of such liability or damage (determined by multiplying such deductible amount by the then applicable rate of corporation tax, corporate tax or corporate income tax (as the case may be) for the Purchaser Indemnified Person concerned), and any deferred tax benefit attributable to such liability or damage (determined on the same basis but present valued to the extent obtained through depreciation or amortisation deductions).

          (c) The maximum liability of Covenantors under this Agreement and the "Sellers" and/or "Covenantors" under the U.S. Asset Purchase Agreement and the Canadian Stock Purchase Agreement to the Purchaser Indemnified Persons for indemnification claims hereunder and thereunder shall be $25,000,000 in aggregate.

          (d) Prior to seeking indemnification under Section 12.1, a Purchaser Indemnified Person shall deliver appropriate claims to any relevant insurer or third party obligated to indemnify or reimburse such Purchaser Indemnified Person with respect to the loss, damage or expense giving rise to such claim. To the extent necessary, a Purchaser Indemnified Person shall permit Seller to assert any such claims and shall co-operate, at Seller's expense, with Seller's prosecution of such claims. In the event that either Covenantor makes any payment to a Purchaser Indemnified Person for indemnification for which such Purchaser Indemnified Person could have collected on a claim against a third party, such Covenantor shall be entitled to pursue claims and conduct litigations on behalf of such Purchaser Indemnified Person and any of its successors, to pursue and collect on any indemnification or other remedy available to such Purchaser Indemnified Person with respect to such claim and generally to be subrogated to the rights of such Purchaser Indemnified Person with respect thereto.

          (e) As a condition to accepting the benefits of Section 12.1, each Purchaser Indemnified Person acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
                Article 12. In furtherance of the foregoing, each Purchaser Indemnified Person waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller and each other Seller Indemnified Person arising under or based upon any foreign, federal, provincial, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law, Environmental Laws or otherwise).

          (f) Except as specifically set forth in this Agreement, Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein including, without limitation, the assets, liabilities and operations of the Company and the Subsidiaries. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Purchased Shares contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

          (g) The Covenantors shall not have any liability under any provision of this Agreement for any liabilities or damages to the extent that such liabilities or damages relate to actions taken or not taken by the Company, the Subsidiaries, Purchaser or any other Purchaser Indemnified Person after the Closing Date. In no event shall the Covenantors be liable for Consequential Damages.

          (h) Each Purchaser Indemnified Person shall take all reasonable steps to mitigate all liabilities and damages for which a claim may be made against the Covenantors pursuant to Section 12.1 upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities or damages. Purchaser shall cause the Company to refrain from issuing credit notes against the Receivables unless Seller have consented thereto.

          (i) If at any time or from time to time either Covenantor makes any indemnification payment under Section 12.1 or Section 12.2, such payment shall be deemed for all purposes hereto to constitute a reimbursement of a portion of the Purchase Price equal to the amount so paid, and upon such reimbursement, the Purchase Price shall be deemed to have been reduced accordingly for all purposes hereof.

          (j)   (A)   Subject to the resolution of any Tax dispute pursuant to
                      this Section 12.2(j), upon notice from Purchaser to Seller that a Purchaser Indemnified Person is entitled to an indemnification payment for a Loss arising from a Tax
                      Claim, the Covenantors shall thereupon jointly and severally, pay to the Purchaser Indemnified Person an amount that will indemnify and hold the Purchaser
                      Indemnified Person harmless from such loss or if the claim is being handled pursuant to sub-section (B) hereof, make such payment or provide the security referred to in sub-section (B)(cc) hereof.

                (B) Seller shall have the right to control in all respects the dispute of any Tax Claim or any claim or possible claim by any taxing authority that may give rise to any Tax Claim or any loss, damage or expense in the nature of a Tax Claim that would be counted towards the Threshold under
                      Section 12.2(b) (collectively, a "claim"), whether in Seller's name or in the name of any relevant Purchaser Indemnified Person, including, without limitation, the right to negotiate with the relevant taxing authority with respect thereto and, subject to the balance of this
                      Section 12.2(j), to settle any such claim, and each Purchaser Indemnified Person shall take all such action in connection with disputing such claim, including, without limitation, providing copies of any relevant documentation, as Seller shall reasonably request in writing from time to time, but only if:

                      (aa) within 30 days (or such earlier date that any payment of Taxes is due by the Purchaser Indemnified Person) after the notice described above has been given to Seller by the Purchaser Indemnified Person, Seller advises that it wishes to exercise its rights under this Section 12.2(j);

                      (bb) subject to the provisions of clause (dd) below on the sharing of fees and expenses, the Covenantors shall have agreed to pay to the Purchaser Indemnified Person, as provided in this Section 12.2(j), all external costs and expenses that the Purchaser Indemnified Person may reasonably incur in connection with disputing such claim, including reasonable solicitors' and accountants' fees and disbursements;

                      (cc) if the Purchaser Indemnified Person is requested to pay the Tax claimed and sue for a refund, the Covenantors shall have either provided security to the relevant taxing authority in form satisfactory to such taxing authority for payment of such Tax, or paid the amount of such claimed Tax directly to such taxing authority on behalf of the Purchaser Indemnified

                             Person (but only to the extent that the Covenantors would be required under Section 12.1 hereof (as limited by Section 12.2) to indemnify the Purchaser Indemnified Person in respect of such Tax so claimed) in which event such payment shall be deemed to constitute the advance by the Covenantors to the Purchaser Indemnified Person, on an interest-free basis, of the amount of such claim and to the extent that the Covenantors are not so obligated to indemnify such Purchaser Indemnified Person with respect to such Tax so claimed, such Purchaser Indemnified Person shall promptly pay the Tax so claimed on its own, and any indemnity provided hereunder shall not extend to any additional interest, costs or penalties resulting from any failure by such Purchaser Indemnified Person to promptly pay such Tax so claimed;

                      (dd) the Covenantors shall have selected tax advisers reasonably satisfactory to the Purchaser Indemnified Person. In the case of any claim referred to in this Section 12.2 (j), the Purchaser Indemnified Person shall not make payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by sub-section
                             (a)(iv) above. The Covenantors shall keep Purchaser informed as to the progress of any dispute pursuant to this Section 12.2, shall consult with Purchaser and Purchaser's advisers in good faith with respect to such dispute and shall make available to Purchaser and Purchaser's advisers, a reasonable time prior to filing, any materials to be filed with respect to such dispute. In the case of any claim the resolution of some portion of which is reasonably expected by Purchaser to have an adverse effect on the Purchaser Indemnified Person as to which there will be no indemnification by Covenantors, then Purchaser and the Covenantors shall agree upon the accountants and the legal advisers to represent them in disputing such claim; if Purchaser and the Covenantors cannot or do not so agree within 15 days from the date on which the need for such accountants and advisers first arises, then one of the national accounting firms shall serve as the accountants (the parties hereby agree that Price Waterhouse is acceptable) and a firm selected by both Smith Lyons and Blake, Cassels & Graydon of Toronto, Canada shall serve as the legal advisers in such dispute. The fees and expenses of such accountants and legal advisers shall be shared by the Covenantors and the Purchaser in proportion to the amount at stake for each. Notwithstanding anything to the contrary herein, neither party shall settle any claim without the prior written consent of the other party, provided that such consent is not unreasonably withheld or delayed, provided, however, that if the Purchaser shall refuse to consent to any settlement of a claim which the Covenantors wish to agree to, then without limiting the applicability of the $750,000 Threshold or maximum liability of the Covenantors as provided for in Sections 12.2(b) and (c) above, the liability of

                             Covenantors in connection with such claim shall be limited to no more than the amount for which the Covenantors would have settled; or

                      (ee)   the Covenantors do not act unlawfully.

                (C) If, after actual payment by Covenantors of an amount advanced pursuant to sub-section (j)(B)(cc) above, the extent of the liability of the Purchaser Indemnified Person with respect to the indemnified matter shall be established by the final judgment or decree of a court or a final or binding settlement with a taxing authority having jurisdiction thereof (the "Final Determination"), the Purchaser Indemnified Person shall promptly pay the Covenantor any refund received by or credited to the Purchaser Indemnified Person with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority) and to the extent that the amount so paid by the Covenantor exceeds the amount for which they are liable under Sections 12.1 and 12.2, the Purchaser Indemnified Person shall promptly repay such excess to the Covenantor. Notwithstanding the foregoing, the Purchaser Indemnified Person shall not be required to make any payment under this clause (ii) before such time as the Covenantors shall have made all payments or indemnities then due with respect to Purchaser Indemnified Person pursuant to Section 12.2.

                (D) The Purchaser shall cause the Company to retain all books and records that may become relevant to any Tax Claim that may arise hereunder from time to time, until such time as the making of any such Tax Claim is precluded pursuant to Section 12.2(a)(ii).

          (k) Notwithstanding any provision hereof, after the Tangible Net Worth is finally calculated in accordance with Section 2.3 of the US Asset Purchase Agreement, no Purchaser Indemnified Person shall have any right to indemnification for any Loss suffered as a result of any inaccuracy in or breach of the warranty contained in Section 7.8 or Section 7.22 (to the extent such Loss arises out of matters which were finally determined in accordance with Section 2.3 of the U.S Asset Purchase Agreement), Section 7.19 or Section 7.20.

          (l) All sums payable by either Covenantor to any person pursuant to this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by any applicable law.

          (m) If any deductions or withholdings are required by law to be made from any of the sums payable by either Covenantor pursuant to this Agreement, Covenantors shall be obliged to pay to the relevant person such sum as will, after the deduction or withholding has been made, leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

          (n) If Tax is payable on any sum paid by either Covenantor to any person pursuant to this Agreement, the sum otherwise so payable shall be grossed up by such amount as will ensure that, after payment of any Tax charged on or in respect of such payment, there shall be left a sum equal to that which would otherwise be payable pursuant to this Agreement.

          (o) All sums payable by either Covenantor to any person pursuant to this Agreement shall be treated as a reduction of the Purchase Price.

    12.3  Purchaser Indemnity

          After the Closing Date, Purchaser and Samuel Manu-Tech, jointly and severally, agree to indemnify and hold Seller, its Affiliates and its officers and directors (collectively, the "Seller Indemnified Persons") harmless against any loss, damage or expense (including reasonable attorneys' fees) suffered as the result of:

          (a)   any breach by Purchaser of this Agreement;

          (b) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Purchaser herein;

          (c) any inaccuracy or misrepresentation in a certificate or affidavit delivered by Purchaser at the Closing in accordance with the provisions of this Agreement; and

          (d) except to the extent Covenantors have indemnified Purchaser pursuant to this Section 12, the conduct of the Business or the ownership or use of its assets by the Company or any of the Subsidiaries before or after the Closing, including without limitation under any Environmental Laws.

    12.4  Notice of Claims

          Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall give written notice of such claim or demand ("Notice of Claim") to the other party ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 12.2(a), no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely effected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

    12.5  Indemnification Proceeding

          If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 12.4 is a claim or demand asserted by a third party, Indemnitor shall have fifteen (15) days after the Date of the Notice of Claim to notify Indemnitee in writing of its election to defend such third-party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third-party claim or demand, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defence of such third-party claim or demand and shall otherwise co-operate with, and assist Indemnitor in the defence of, such third-party claim or demand, and so long as the Indemnitor is defending such third-party claim in good faith, Indemnitee shall not pay, settle or compromise such third-party claim or demand. If Indemnitor elects to defend such third-party claim or demand, Indemnitee shall have the right to participate in the defence of such third-party claim or demand, at Indemnitee's own expense. If Indemnitor does not elect to defend such third-party claim or demand or does not defend such third-party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third-party claim or demand; provided, however, that:

          (a) Indemnitee shall not have any obligation to participate in the defence of, or defend, any such third-party claim or demand; and

          (b) Indemnitee's defence of or its participation in the defence of any such third-party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Article 12.

    12.6  Satisfaction of Claims

          Except for third-party claims (including Tax Claims) being defended in good faith, and subject to the resolution of any disputes hereunder in accordance with Section 15.7, Indemnitor shall satisfy its obligations under this Article 12 within thirty (30) days after the Date of Notice of Claim.

    12.7  Date of Notice of Claim

          The term "Date of the Notice of Claim" as used in this Article 12 shall mean the date the Notice of Claim is effective pursuant to
          Section 15.12.

    13    CONFIDENTIALITY

    13.1  Confidentiality

          Purchaser agrees with respect to all technical, commercial and other information relating to the Company, any of the Subsidiaries, any of their respective assets, the Facilities or the Business that is or has been furnished or disclosed to Purchaser on, or after or before the date hereof, including, but not limited to, information regarding the Company, the Subsidiary and the organisation, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, rights, obligations, liabilities and strategies of the Business (the "Information"), that, unless and until the transactions contemplated by this Agreement shall have been consummated:

          (a) such Information is confidential and/or proprietary to the Company and the Business and entitled to and shall receive treatment as such by Purchaser;

          (b) Purchaser will, and will require all of its employees, representatives, agents and advisors who have access to such Information to, hold in confidence and not disclose to any other Person nor use (except in respect of the transactions contemplated by this Agreement or as required by law or in a court, administrative or regulatory proceeding) any such Information; provided, however, that Purchaser shall not have any restrictive obligation with respect to any Information which:

                (i) is contained in a printed publication available to the general public;

                (ii) is or becomes publicly known through no wrongful act or omission of, or violation of the terms hereof by, Purchaser; or

                (iii) becomes known to Purchaser from a source which has no confidentiality obligation with respect to such Information at the time of receipt of such Information; and

          (c) all such Information, unless otherwise specified in writing, shall remain the property of the Company or any of the Subsidiaries, as the case may be, and, in the event this Agreement is terminated, shall be returned to the Company or any of the Subsidiaries, as the case may be, together with any and all copies made thereof, upon request for such return by the Seller (except for documents submitted to a governmental agency with the consent of the Seller or upon subpoena and which cannot be retrieved with reasonable effort). Purchaser shall provide Information only to its employees, representatives, agents and advisors who have a need to know such Information in connection with the transactions contemplated by this Agreement.

    13.2  Remedy

          Purchaser acknowledges that the remedy at law for any breach by Purchaser of its obligations under Section 13.1 is inadequate and that Seller shall be entitled to equitable remedies, including an injunction, in the event of breach by Purchaser, in addition to any other available remedies at law or otherwise.

    14    CERTAIN OTHER UNDERSTANDINGS

    14.1  Records

          (a) After the Closing, each party agrees to provide the other with access to all relevant documents and other information which may be needed by such party for purposes of preparing Returns or responding to an audit by any governmental agency or for any other reasonable purpose. Such access will be during normal business hours, upon reasonable prior notice and not otherwise subject to time limitations.

          (b) Seller agrees that on or before Closing, it shall provide Purchaser with all books and records relating to the Business including, without limitation, the books and records relating to the assets of the Company and each Subsidiary. Purchaser agrees that it shall preserve and keep all books and records relating to the Business, including, without limitation, the Company's and each Subsidiary's assets, in Purchaser's possession until six months following the expiration of the applicable statute of limitations (including extensions thereof) applicable to the Returns of the Company or any of the Subsidiaries filed or furnished for each taxable period first ending after the Closing Date and each prior taxable period to which such books or records are relevant. After such time, before Purchaser shall dispose of any of such books and records, at least ninety (90) calendar days' prior written notice to such effect shall be given by Purchaser to Seller, and Seller shall be given an opportunity, at its own cost and expense, to remove and retain all or any part of such books and records as Seller may select. Duly authorised representatives of Seller shall, upon reasonable notice, have access to such books and records during normal business hours to examine, inspect, retrieve and copy such books and records.

                (c) In order to facilitate the resolution of any claims made by or against or incurred by Seller prior to or after the Closing, upon reasonable notice, Purchaser shall, after the Closing:

                (i) afford the officers, employees and authorised agents and representatives of Seller reasonable access, during normal business hours, to the offices, properties, books and records of Purchaser, the Company and the Subsidiaries with respect to the Business;

                (ii) furnish to the officers, employees and authorised agents and representatives of Seller such additional financial and other information regarding the Business as Seller may from time to time reasonably request; and

                (iii) make available to Seller, the employees of Purchaser, the Company and the Subsidiaries whose assistance, testimony or presence is necessary to assist Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the businesses or operations of the Company.

          (d) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Business, including, without limitation, the Company's and each Subsidiary's assets, and such information is in the possession of the other party hereto, such other party agrees to use its best efforts to furnish such information to the party needing such information, at the cost and expense of the party being furnished such information; provided, that Purchaser will cause the Company and the Subsidiaries to provide the Seller with information relevant to the tax filings relevant to Seller including in respect of periods ending on or prior to the Closing Date without charge.

    14.2  Further Actions

          Seller agrees that from and after the Closing Date, if reasonably requested by Purchaser, it will execute and deliver such further instruments of conveyance and transfer and take such other reasonable action as may be necessary or desirable to convey and transfer more effectively to Purchaser the Purchased Shares.

    14.3  Change of Control

          If:

          (a) any Contract requires a consent to any change in control of the Company and such consent has not been obtained by the Closing Date; or

          (b) a Contract relates solely to the Business but is in the name of the Seller or an Affiliate of a Seller other than the Company;

          then this Agreement, to the extent permitted by law, shall constitute an equitable assignment by such Seller or such Affiliate to the Company of all rights, benefits, title and interest, liabilities and obligations under any such Contracts. The Seller or Affiliate shall take all necessary steps and action to provide the Company with the benefits of such Contracts. Purchaser and the Company shall take all necessary steps to perform their obligations with respect thereto and shall indemnify the Seller or such Affiliate for any losses suffered by the Seller or such Affiliate relating to the Purchaser's or the Company's performance of such obligations.

    14.4  Taxes

          Seller shall be responsible for causing the Company to prepare and file all Returns and reports of the Company and the Subsidiaries due in respect of periods ended on or prior to 31 December 1995, which Returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such Returns and reports and in a manner consistent with prior practice with respect to the treatment of specific items on the Returns or reports. Seller shall also be responsible for causing the Company and the Subsidiaries to prepare and file all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax which are due in respect of periods ended on or prior to 31 December 1995.

          Except with Purchaser's written consent, Seller shall not, and shall procure that its duly authorised agents do not, file any Tax document which comprises or includes a claim, election, surrender, disclaimer, notice or consent, or withdraw any such item unless the making, giving, or withdrawal of it (as the case may be) could not have any adverse effect on the Tax liability of the Company or any of the Subsidiaries.

          Seller shall procure that Purchaser is promptly sent a copy of any communication from any taxing or other authority received by the Seller.

          In relation to all Returns of the Company and the Subsidiaries due in respect of periods ended on or prior to 31 December 1995 which have not at the date of this Agreement been submitted to the appropriate taxing authority, Seller shall procure that:

          (a) such Returns are not submitted to the appropriate taxing authority unless they have first been given to Purchaser for approval not less than thirty days before the date of submission;

          (b) the Company or the relevant Subsidiary takes account of any reasonable comments made by Purchaser or its duly authorised agent in relation to such Returns; and

          (c) such Returns are submitted to the appropriate taxing authority without amendment or only with such amendments as Purchaser shall agree;

          PROVIDED THAT neither the Company nor the Subsidiaries shall be obliged to submit any Returns to any taxing authority unless they are satisfied that they are full, true and accurate in all material respects.

          The Purchaser shall be, or shall cause the Company to be, responsible for preparing and filing all Returns and reports of the Company due in respect of the period commencing on 1 January 1996, which Returns and reports, to the extent they relate to periods or portions of periods ending on or prior to or including the Closing Date , shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the return insofar as such procedures or manner are lawful and comply with generally accepted good practice, and with respect to such Returns Purchasers shall procure that:

          (a) such Returns are not submitted to the appropriate taxing authority unless they have first been given to Seller for approval not less than thirty days before the date of submission;

          (b) the Company or the relevant Subsidiary takes account of any reasonable comments made by Seller or their duly authorised agent in relation to such Returns; and

          (c) such Returns are submitted to the appropriate taxing authority without amendment or only with such amendments as Seller shall agree.

          Purchaser will cause Acme Gerrard Limited and Pakseal Industries Limited to deposit, no later than 14 October 1996, Advance Corporation Tax in the amounts of (Pounds)400,000 sterling and (Pounds)40,000 sterling, respectively, with respect to the dividends contemplated by the Reorganisation.

    14.5 Interlake Corporation is a party to this Agreement solely for the purpose of joining with Seller in giving the indemnity contained in Clause 12.2 and does not accept any other liability hereunder.

    14.6 Samuel Manu-Tech is a party to this Agreement solely for the purpose of joining with Purchaser in giving the indemnity contained in Clause
          12.3 and does not accept any other liability hereunder.

    15    MISCELLANEOUS

    15.1  Cost and Expenses

          Except as otherwise provided in this Agreement, each party hereto shall pay its own fees, costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

    15.2  Entire Agreement

          The Disclosure Letter and the Exhibits referenced in this Agreement are incorporated into this Agreement and together with this Agreement and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including, without limitation, the letter dated May 3, 1996 from Mr. Mark C. Samuel, President of Samuel Manu-Tech, to Mr. W. Robert Reum, Chairman, President and Chief Executive Officer of The Interlake Corporation, regarding the transaction contemplated hereby and the Mutual Confidentiality Agreement dated as of April 26, 1996 between The Interlake Corporation and Purchaser. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

    15.3  Counterparts

          This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

    15.4  Assignment, Successors and Assigns

          The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties; provided, however, that Purchaser may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement to a wholly-owned subsidiary of Purchaser, in which event all the rights and powers of Purchaser and remedies available to it under this Agreement shall extend to and be enforceable by such subsidiary; provided further, however, that no such assignment and delegation shall release Purchaser from its obligations under this Agreement, and further, Purchaser hereby guarantees to Seller the performance by such subsidiary of its obligations under this Agreement and each other document or instrument to be entered into by such subsidiary in connection with the transactions contemplated hereby. In the event of any such assignment and delegation the term "Purchaser" as used in this Agreement shall be deemed to refer to such subsidiary of Purchaser where reference is made to actions to be taken with respect to the acquisition of the Purchased Shares, and shall be deemed to include both Purchaser and such subsidiary where appropriate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    15.5  Savings Clause

          If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

    15.6  Headings

          The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

    15.7  Arbitration

          (a)   Exclusive Procedure

                Save for any dispute which falls to be dealt with under Section 12.2(j)(B)(dd), any dispute arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Section 15.7, and this is the sole and exclusive procedure for resolution of any such dispute. Each party waives its right to court proceedings, in consideration of the parties' agreement to negotiate and arbitrate.

          (b)   Negotiation between Executives

                The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Presidents of The Interlake Corporation and Samuel Manu-Tech. (as of the date hereof, W. Robert Reum and Mark C. Samuel, respectively), who may be accompanied by such other persons as they choose. Any party may give the other party written notice of any dispute not resolved in the normal course of business, and specifically require a response by referring to this Section of this Agreement. Within 15 days after receipt of such notice, the receiving party will submit to the other a written response. The notice and the response will include a statement of each party's position and a summary of arguments supporting that position and the names and titles of the persons who will accompany the Chief Executive Officer. Within 30 days after delivery of the disputing party's notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honoured.

          (c)   Arbitration under the CPR Rules

                Save for any dispute which falls to be dealt with under Section 12.2(j)(B)(dd), any dispute arising out of or relating to this Agreement which has not been resolved within 60 days of the initial written notice of the dispute under sub-section (b) above will be settled by arbitration. If, however, either party will not participate in the negotiations required above, then the other party may initiate arbitration before expiration of the period specified above. The following rules will apply to the arbitration:

                (i) the then current CPR Non-Administered Arbitration Rules (adopted by the CPR Institute for Dispute Resolution) will govern, and the United States Federal Arbitration Act, 9.U.S.C. (S) 1-16, will also govern to the extent consistent;

                (ii) there will be three independent and impartial arbitrators, of whom each party will appoint one and the third will be appointed by the other two;

                (iii)  the place of arbitration will be metropolitan Chicago;

                (iv) the arbitrators shall not be empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover any such damages;

                (v) as a primary goal of this Section is to conclude disputes in a speedy manner at substantially less cost to the parties than litigation, the arbitrators are therefore to conduct the proceedings in a speedy and expeditious manner and to conclude and issue an award as soon as possible after appointment of the third arbitrator; and

                (vi) the arbitrators' decision will be final and binding and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction.

          (d)   Statute of Limitations

                The statute of limitations of the State of Illinois applicable to the commencement of a lawsuit will apply to the commencement of an arbitration, except that no defences will be available in arbitration based upon the passage of time during any negotiation called for by this Section.

          (e)   Costs

                Each party must bear its own costs of resolving any dispute under this Agreement and the parties each hereby severally agree to pay 50% of the costs of any arbitrators engaged.

          (f)   Confidentiality

                Any information or documents disclosed under this Section;

                (i) will be treated as settlement negotiations under any rules of evidence;

                (ii) must be kept confidential and (iii) may not be used except to attempt to settle the dispute.

          (g)   Continued Performance

                Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

    15.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCLUDING THE "CONFLICT OF LAWS" RULES THEREOF.

    15.9  Public Announcements

          No press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be issued by any party without such party having consulted with and obtained the written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that no such consultation or consent is necessary if a press release or other public statement is required to be made by applicable law.

    15.10 U.S. Dollars

          All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

    15.11 Survival

          All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other parties to enter into this Agreement and, subject to Section 12.2(a) shall survive the Closing.

    15.12 Notices

          (a) All notices, requests, demand and other communications under this Agreement shall be in writing and delivered in person or sent by overnight courier or certified mail, postage prepaid, or by facsimile (with a copy by overnight courier or certified mail, postage prepaid) and properly addressed as follows:

                To Seller or Interlake Corporation:

                       The Interlake Companies, Inc
                       550 Warrenville Road
                       Lisle, Illinois 60532-4387

                       Fax No: (630) 719 7242

                       Attention:  Stephen Gregory,
                                   Vice President - Finance and
                                   Chief Financial Officer
                                   Stephen R. Smith,
                                   Vice President, Secretary and
                                   General Counsel

                       To Purchaser or Samuel Manu-Tech Inc:
                       c/o Samuel Manu-Tech Inc.
                       191 The West Mall
                       Suite 418
                       Etobicoke, Ontario
                       Canada M9C 5K8

                       Fax No: (416) 626 5969

                       Attention:  Mark C. Samuel, President
                                   Wallace H. Rayner, Executive Vice-President and Chief Financial Officer

                       with a copy to:

                       Smith Lyons


                       40 King Street West
                       Suite 5800, Scotia Plaza
                       Toronto, Ontario
                       Canada M5H 3Z7

                       Fax No: (416) 369 7250

                       Attention: D. William Mutch

                       and a copy to:

                       S J Berwin & Co
                       222 Gray's Inn Road
                       London WC1X 8HB

                       Fax No: (171) 533 2000

                       Attention: Peter W Anderson

          (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this
                Section 15.12 if delivered personally, by facsimile or by overnight courier, shall be effective upon delivery; and if delivered by mail, shall be effective three (3) Business Days after deposit in the United States mail, postage prepaid.

    15.13 Disclosures

          All matters disclosed by Seller in any Section of the Disclosure Letter shall be deemed a disclosure by Seller for purposes of all relevant Sections of this Agreement.

    15.14 No Third-Party Beneficiaries

          Except as otherwise expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

    15.5 This Stock Purchase Agreement will become effective upon the execution and coming into effect of the US Asset Purchase Agreement and the Canadian Stock Purchase Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement in London England as of the date first written above.



    THE INTERLAKE COMPANIES, INC.


    By: /s/ Stephen R. Smith

    Title: Vice President, Secretary
           and General Counsel

    STRAPPING SYSTEMS (U.K.) LIMITED


    By: /s/ Michael Evelyn

    Title: Corporate Controller &
           Secretary



    THE INTERLAKE CORPORATION


    By: /s/ Stephen R. Smith

    Title: Vice President, Secretary
           and General Counsel



    SAMUEL MANU-TECH INC


    By: /s/ Michael Evelyn

    Title: Corporate Controller &
           Secretary

                                    SCHEDULE


    1 Letter from Price Waterhouse to the Inland Revenue (Section 703 Group) dated 31 May 1996 and headed 'Application for clearance under Section 707 ICTA 1988 Interlake DRC Limited and its subsidiaries';

    2 Letter from Price Waterhouse to the Inland Revenue (Capital Gains Clearance Section) dated 31 May 1996 and headed 'Application for clearance under Section 138 TCGA 1992 Interlake DRC Limited and its subsidiaries';

    3 Letter from Price Waterhouse to the Inland Revenue (Section 703 Group) dated 15 July 1996 and headed 'Application for clearance under Section 707 ICTA 1988 Interlake DRC Limited and its subsidiaries';

    4 Letter from Price Waterhouse to the Inland Revenue (Capital Gains Clearance Section) dated 15 July 1996 and headed 'Application for clearance under Section 138 TCGA 1992 Interlake DRC Limited and its subsidiaries';

    5 Letter from the Inland Revenue (Capital Gains Clearance Section) to Price Waterhouse dated 30 July 1996 and headed 'Interlake DRC Ltd, Precis (935) Ltd, Twicebonus Ltd';

    6 Letter from the Inland Revenue (Section 703 Group) to Price Waterhouse dated 1 August 1996 and headed 'Interlake DRC Ltd'.


    7 Letter from Price Waterhouse to the Inland Revenue (Section 703 Group) dated 28 August 1996 and headed "Application for Clearance Under
          Section 707 ICTA 1988 Interlake DRC and its subsidiaries".

    8 Letter from the Inland Revenue (Section 703 Group) to Price Waterhouse dated 16 September 1996 and headed "Interlake DRC Ltd".